Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Aviat Networks, Inc.:
We consent to the incorporation by reference in the registration statements (No. 333-209462, 333-178467, 333-163542 and 333-140442) on Form S-8 of Aviat Networks, Inc. of our report dated December 19, 2014, with respect to the consolidated statements of operations, comprehensive loss, equity, and cash flows for the year ended June 27, 2014, and related financial statement schedule, which report appears in the July 1, 2016 annual report on Form 10-K of Aviat Networks, Inc.

/s/ KPMG LLP
Santa Clara, California
September 8, 2016